Exhibit 99.1

Moving iMage Technologies Reports Revenue of $3.39M for Seasonally Soft Q3,

Bolstered by DCS Cinema Loudspeaker Shipments; Hosts Call Today at 11am ET

Fountain Valley, CA – May 14, 2026 – Moving iMage Technologies, Inc. (NYSE American: MITQ) “MiT”, a leading provider of cutting-edge out-of-home entertainment technology and services for cinema, stadiums, arenas, Esports, and other venues, announced results for its fiscal 2026 third quarter ended March 31, 2026 (Q3’26) and will hold an investor call today at 11am ET (see call details below).

Highlights

●

Q3’26 revenue declined 4.9% to $3.39M vs $3.57M in Q3’25, reflecting slower than usual customer project activity during the seasonally slower third quarter, offset by revenue from MiT’s new DCS cinema loudspeaker line.

●	Q3’26 results included $460k of DCS sales up from $22k in Q2’26 and no sales in Q3’25 prior to the DCS acquisition which closed October 31, 2025.
●

Q3’26 gross margin percentage increased to 34.8% vs. 29.8% in Q3’25, principally reflecting the benefit of DCS loudspeaker sales which carry higher margins, as well as an incremental gain on sale of DCS inventory which was acquired at a discount.

●	Q3’26 gross profit dollars increased to $1.18k vs. $1.06M in Q3’25, reflecting the benefit of higher margin project opportunities and higher margin DCS loudspeaker sales.
●	Q3’26 operating loss improved to ($134k) vs. ($270k) in Q3’25, principally reflecting the gross margin improvement.
●	Q3’26 net loss improved to ($122k), or ($0.01) per share vs. ($240K), or ($0.02) per share, in Q3’25.
●

MiT closed Q3’26 with working capital of $4.3M, including net cash of $2.3M and zero debt. The Q3’26 balance sheet reflects an increase in DCS inventory as well as an increase in accounts receivable, resulting from a custom installation completed in Q3’26 but paid for in early Q4’26, as well increased DCS sales in the period.

Moving Image Chairman and CEO, Phil Rafnson, commented, “Q2 and Q3 are seasonally slower periods for MiT as our exhibition customers refrain from most cinema technology investments during the important summer and holiday season cinema windows. We did see good initial traction for our proprietary DCS cinema loudspeaker line during the third quarter, and we are encouraged by the expanding base of global interest we and our international partners are developing.

“We remain optimistic about cinema technology upgrade prospects given the large base of legacy digital projection and cinema audio solutions that have yet to be replaced with more efficient, better performing next generation technologies to substantially enhance entertainment experiences. This view was supported by customer and partner feedback at last month’s CinemaCon 2026 gathering in Las Vegas. Participants were encouraged by recent box office performances as well as the strength of the feature film release slate and hybrid in-theater events through calendar 2026 and into next year. The improving content backdrop, coupled with improving operator outlooks and new build activity, suggests a more favorable environment for future cinema technology capital investment activity. Our demonstrated technical expertise, proprietary products and deep experience with leading cinema equipment brands, and 20-plus year track record for high quality project execution across the US positions us well to guide this upgrade activity for both new and long-term customers.”

President and COO, Francois Godfrey, added, “We are pleased by the potential momentum we are seeing for cinema and audio equipment upgrades as well as new builds, across the exhibition and specialty entertainment industries. Our addition of the DCS cinema loudspeaker line further expands our capabilities to serve these needs and is being met by solid interest in the US as well as opening new revenue opportunities for us in international markets.

“To differentiate their entertainment experience, exhibitors are increasingly deploying new Premium Large Format (PLF) auditoriums with cutting edge laser projection and immersive audio, while also working to enhance the customer experience in smaller auditoriums. Our DCS cinema loudspeaker solutions, often paired with LEA amplifiers, have been vetted and approved to power several branded PLF cinema experiences, substantially strengthening our ability to participate in these projects as we move forward.

“Importantly, DCS cinema loudspeaker systems have been refined over two decades to deliver the highest possible performance and reliability for mission critical cinema and entertainment applications. As a result, DCS loudspeaker systems have become an industry standard and are installed in thousands of cinema auditoriums worldwide. Our job is to build on this impressive foundation by supplying DCS solutions for new PLF and conventional auditoriums, for product replacements and for technology upgrades.

“We have made excellent progress in incorporating the DCS business into MiT from a systems, operational, sales and marketing and financial reporting standpoint. We have built out a solid base of distribution partners in the US, and across the UK, Taiwan, Thailand, Korea, Germany, Italy, Chile, and Vietnam to name a few. It is our intention to work to leverage this new international footprint to serve as a platform to offer other MiT products and capabilities.

“Turning to our quarter-end financial position, despite significant recent investments in the DSC acquisition and business launch, we remain well positioned to fund the business moving forward. We closed Q3 with $4.3M in working capital, which included $2.3M in cash; $3.18M in product inventories, including $1.39M related to DCS; and $1.62M in accounts receivable, $608k of which was collected early in Q4’26. We remain highly focused on cost management, cash management and product and service margins as we pursue our goal of consistent profitability.

“We currently expect Q4’26 revenue of approximately $5.3M with a gross margin percentage ranging between 25% and 30% depending on sales mix, up from 20% and 25% in Q4’25 and 2025. Expected fourth quarter projects include additional PLF upgrades and conventional auditorium upgrades for two exhibition customers.”

Conference Call Details

Dial-in Number:	1-877-407-4018
Toll/International Number:	1-201-689-8471

Call me™: Participants can use Guest dial-in numbers above and be answered by an operator OR click the Call me™ Link for instant telephone access to the event. Call me™ link will be made active 15 minutes prior to scheduled start time.

Transcript:	Posted online here 48 hours after the event
Questions can be submitted in advance via Email to:	mitq@catalyst-ir.com

Telephone Replay

Access ID: 13760551
Replay Dial-In: 1-844-512-2921 or 1-412-317-6671
Replay Expiration: May 28, 2026 at 11:59 p.m. ET

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Moving iMage Technologies (www.movingimagetech.com)

With a focus on innovation, service, and quality, Moving iMage Technologies (“MiT) is a trusted partner in delivering state-of-the-art out-of-home entertainment environments. Founded in 2003, MiT provides products, integrated systems design, custom engineering, proprietary products, software, and installation services for cinemas, screening rooms, postproduction facilities, high-end home theaters, Esports venues, arenas, stadiums, and other entertainment spaces.

MiT manufactures a broad line of digital cinema peripherals in the U.S., including automation systems, projector pedestals/bases, projector lifts, hush boxes, direct-view LED frames, lighting fixtures and dimmers, power management devices, operations software, and Esports platforms. It also distributes and integrates cinema equipment from Barco, Sharp (NEC) Digital Cinema, Christie Digital, LEA Professional, Dolby, GDC, JBL/Crown, LG, Meyer Sound, Q-SYS, QSC, Samsung and others. MiT also markets the DCS product line of premium cinema loudspeakers.

MiT’s Caddy Products division designs and sells cupholders, concession trays, and venue accessories that enhance concession sales and improve the guest experience.

Follow us on X: @movingimagenews

Follow us on LinkedIn: MiT on LinkedIn

MITQ Investor Relations Contacts

Chris Eddy or David Collins

Catalyst IR

mitq@catalyst-ir.com or 212-924-9800

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	March 31,	June 30,
	2026	2025
	(unaudited)
Assets
Current Assets:
Cash	$2,363	$5,715
Accounts receivable, net	1,626	1,464
Inventories, net	3,180	2,066
Prepaid expenses and other	372	162
Total Current Assets	7,541	9,407
Long-Term Assets:
Right-of-use assets	915	1,087
Property and equipment, net	51	15
Intangibles, net	320	364
Other assets	15	15
Total Long-Term Assets	1,301	1,481
Total Assets	$8,842	$10,888

Liabilities And Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,968	$3,009
Accrued expenses	409	362
Customer refunds	277	379
Customer deposits	270	1,101
Lease liabilities–current	252	227
Unearned warranty revenue	57	35
Total Current Liabilities	3,233	5,113

Long-Term Liabilities:
Lease liabilities–non-current	727	918
Total Long-Term Liabilities	727	918
Total Liabilities	3,960	6,031
Stockholders’ Equity
Common stock, $0.00001 par value, 100,000,000 shares authorized, 9,941,072 and 9,939,080 shares issued and outstanding at March 31, 2026 and June 30, 2025, respectively	—	—
Additional paid-in capital	12,087	12,061
Accumulated deficit	(7,205)	(7,204)
Total Stockholders’ Equity	4,882	4,857
Total Liabilities and Stockholders’ Equity	$8,842	$10,888

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2026	2025	2026	2025

Net sales	$3,397	$3,571	$12,771	$12,264
Cost of goods sold	2,214	2,508	8,750	8,894
Gross profit	1,183	1,063	4,021	3,370

Operating expenses:
Research and development	45	49	140	157
Selling and marketing	484	429	1,316	1,421
General and administrative	788	855	2,757	2,691
Total operating expenses	1,317	1,333	4,213	4,269
Operating loss	(134)	(270)	(192)	(899)
Other income (expense)
Extinguishment of payables	—	—	128	—
Interest and other income, net	12	30	63	107
Total other income	12	30	191	107

Net loss	$(122)	$(240)	$(1)	$(792)

Loss per share:
Basic	$(0.01)	$(0.02)	(0.00)	$(0.08)
Diluted	$(0.01)	$(0.02)	$(0.00)	$(0.08)

Shares used in computing loss per share:
Basic	9,945,384	9,911,015	9,942,367	9,901,554
Diluted	9,945,384	9,911,015	9,942,367	9,901,554

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:

Net loss	$(1)	$(792)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Provision for credit losses	247	59
Inventory reserve	55	277
Depreciation expense	9	10
Amortization expense	44	44
Right-of-use amortization	172	197
Stock compensation expense	23	59
Stock issued for director expenses	—	23
Changes in operating assets and liabilities
Accounts receivable	(409)	50
Inventories	(1,169)	(226)
Prepaid expenses and other	(210)	230
Accounts payable	(1,041)	484
Accrued expenses and customer refunds	(46)	(81)
Unearned warranty revenue	22	22
Customer deposits	(830)	(117)
Lease liabilities	(167)	(148)
Net cash (used in) provided by operating activities	(3,301)	91

Cash flows from investing activities
Purchases of property and equipment	(45)	—
Net cash used in investing activities	(45)	—

Cash flows from financing activities
Repurchases of shares	(6)	—
Net cash used in financing activities	(6)	—

Net (decrease) increase in cash	(3,352)	91
Cash, beginning of the period	5,715	5,278
Cash, end of the period	$2,363	$5,369

Non-cash investing and financing activities:
Director fees settled by stock issuance	$9	—
Right-of-use assets from new lease	$—	$(207)
Right-of-use assets from lease modification	$—	$(988)